EXHIBIT 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated November 3, 2025 is made by and among Longevity Health Holdings, Inc., a Delaware corporation (“Parent”), THP Sub, Inc., a Delaware corporation (“Merger Sub”), True Health Inc., a Delaware corporation (the “Company”), and Truehealth Management Group LLC, a Delaware limited liability company (“TMG”).

WHEREAS, Parent, Merger Sub, the Company and TMG entered into that certain Agreement and Plan of Merger, dated July 14, 2025 (the “Agreement”) (capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Agreement);

WHEREAS, Section 10.2 of the Agreement provides that, at any time the Agreement may be amended, modified or supplemented solely in writing by the parties; and

WHEREAS, Parent, Merger Sub, the Company and TMG now desire to amend certain terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual promises herein made, the parties hereby agree as follows:

1.
Amendments. The Agreement is amended as follows:
1.1.
Section 1.1(s) of the Agreement is amended and restated in its entirety as follows:

“(s) “Earnout Shares” means the number of shares of Parent Common Stock determined by dividing $20,000,000 by the lesser of the Parent Market Price and $3.00, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination. For purposes of this Agreement, the “Parent Market Price” means the volume average weighted closing sale price of a share of Parent Common Stock during the fifteen (15) consecutive full trading days immediately preceding the Effective Time.”

1.2.
The last sentence of Section 3.1(a)(i) of the Agreement is amended and restated in its entirety as follows:

“For purposes of this Agreement, the “Merger Shares” means the number of shares of Parent Common Stock determined by dividing $59,000,000 by the lesser of the Parent Market Price and $3.00, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination.”

2.
Ratification. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended or supplemented by this Amendment, (i) no waivers with respect to the Agreement or the obligations thereunder are hereby being made, granted or consented to by the parties and (ii) all of the terms of the Agreement shall remain unchanged and in full force and effect, and are hereby incorporated by reference into this Amendment.
3.
Entire Agreement. This Amendment, together with the Agreement and any schedules, exhibits, and other documents referenced therein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, communications and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
4.
Governing Law. This Amendment shall in all respects be construed in accordance with and governed by the laws of the State of Delaware without giving effect to its conflicts-of-laws principles (other than any provisions thereof validating the choice of the laws of the State of Delaware in the governing law).
5.
Counterparts. This Amendment may be executed by the parties hereto in separate counterparts and by e-mail, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed on the date and year first above written.

PARENT: Longevity Health Holdings, Inc.

By: /s/ Rajiv Shukla

Rajiv Shukla, Chairman and CEO

MERGER SUB: THP SUB, INC.

By: /s/ Rajiv Shukla

Rajiv Shukla, CEO and President

THE COMPANY: True Health Inc.

By: /s/ George Chi

George Chi, CEO

TMG: Truehealth Management Group LLC

By: /s/ George Chi

George Chi, CEO